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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to use in this Post-Effective Amendment No. 18 to Registration Statement No. 033-73986 of Variable Account D of Union Security Insurance Company, on Form N-4, of our report dated February 19, 2007, relating to the statements of assets and liabilities of Variable Account D as of December 31, 2006, and the related statements of operations and of changes in net assets and the financial highlights for the respective stated periods then ended, appearing in the Statement of Additional Information, which is part of such Registration Statement, and to the reference to us under the heading "Experts" in such Statement of Additional Information.

/s/ Deloitte & Touche LLP
Hartford, Connecticut
April 4, 2007